United States
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2008

NORTH VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-10652	94-2751350
(Commission File Number)	(IRS Employer Identification No.)

300 Park Marina Circle, Redding, CA 96001
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (530) 226-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 8.01.    Other Events

        On September 7, 2008, the United States Treasury and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing Fannie Mae (the Federal National Mortgage Association) and Freddie Mac (the Federal Home Loan Mortgage Corporation) under conservatorship. The management of North Valley Bancorp (the “Company”), the bank holding company for North Valley Bank (the “Bank”), believes that these actions will adversely impact the value of the Company’s holdings of preferred stock issued by Fannie Mae.

        At September 16, 2008, the Company holds in its available-for-sale portfolio preferred securities issued by Fannie Mae with a cost basis of $3.284 million. These securities have a par value of $50 per share but currently trade at five to ten percent of par value. The Company does not hold any common stock or other equity securities issued by Fannie Mae or Freddie Mac. In light of the severe decline in the market value of these securities after the takeover of Fannie Mae and Freddie Mac, the Company is actively working to determine the extent of the losses that may be incurred on these securities. As it is unclear at this time if the value of the securities will improve, the Company expects to record a non-cash “other-than-temporary impairment” write-down of the securities for the current quarter, ending September 30, 2008 based on fair value at that time. Under applicable accounting guidelines, the write-down is expected to be substantial, and could be as much as 100 percent of the value.

        Even if the Company determines that the full value of the Fannie Mae securities must be written down, the Company and the Bank expect to remain “well-capitalized” under regulatory standards as of September 30, 2008.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH VALLEY BANCORP

Dated: September 16, 2008	By:	/s/ Kevin R. Watson

Kevin R. Watson Executive Vice President Chief Financial Officer